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                                                                     Exhibit 5.1

                                 KING & SPALDING
                              191 PEACHTREE STREET
                           ATLANTA, GEORGIA 30303-1763

                                December 30, 1998


AHL Services, Inc.
3353 Peachtree Road, NE
Suite 1120, North Tower
Atlanta, Georgia 30326

         Re:      AHL Services, Inc. -- Form S-3 Registration Statement
                  -----------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel for AHL Services, Inc., a Georgia corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission. The Registration Statement relates to (i) 3,755,570 shares of the Company's common stock, par value $.01 per share, to be issued and sold by the Company (the "Company Shares") and (ii) 244,430 shares of the Company's common stock, par value $.01 per share, to be sold by Gage Marketing Group LLC (the "Shareholder Shares" and collectively with the Company Shares, the "Shares").

     As such counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

     The opinions expressed herein are limited in all respects to the federal laws of the United States of America and laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

     Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:


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AHL Services, Inc.
December 30, 1998
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          (a)  The Shares are duly authorized;

          (b) The Shareholder Shares are validly issued, fully paid and nonassessable; and

          (c) When the Company Shares are issued upon payment therefor as provided in the underwriting agreement between the Company and the underwriters, such Company Shares will be validly issued, fully paid and nonassessable.

          This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of AHL Services, Inc. in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                            Very truly yours,



                                            KING & SPALDING